Exhibit 99.1

Duos Technologies Group Reports Second Quarter 2023 Results

JACKSONVILLE, FL / Globe Newswire / August 14, 2023 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of machine vision and artificial intelligence that analyzes fast moving vehicles, reported financial results for the second quarter (“Q2 2023”) ended June 30, 2023.

Second Quarter 2023 and Recent Operational Highlights

•	Announced an add-on award of $1.9 million for the enhancement of a planned Railcar Inspection Portal (“rip®” or “RIP®”) system in the passenger transportation sector, pushing the total contract value to more than $13.7 million. This latest addition is part of a long-term installation of the Company's most advanced RIP system, which will capture high-speed images of railcars at up to 125 miles per hour.
•	Implemented first subscription services agreement with a passenger transit operator. In connection with the agreement, Duos will offer access to its RIP and optional artificial intelligence detection models for key inspection points. The agreement, renewable annually, is initially valued at $300,000 and encompasses customer training, installation, and railcar data services across up to three existing, active portals.
•	Performed over 2.1 million comprehensive railcar scans in the second quarter across 13 portals. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico.
•	Released new AI detection model covering end-of-car cushion inspection, detecting a condition which could potentially lead to derailments, for use with the Company’s RIP solution. The new model was developed in response to a specific customer request and deployed during mid Q2. The Company currently has over 40 models deployed and operational for freight and transit customers with plans to deploy more than 50 different models by the end of 2023.
•	Upgraded the Company’s centraco® and truevue360™ systems to enable near “real-time” reporting and facilitate immediate alerts to on-board personnel of any issue that is deemed critical.
•	Appointed rail industry veteran Frank Lonegro to the Board of Directors. Mr. Lonegro enjoyed a long and distinguished career at CSX Corporation and currently serves as the Chief Financial Officer for Beacon Roofing Supply,a Fortune 500 company. His addition brings the Company’s board composition back to five total directors, four of whom are independent.
•	As of the end of the second quarter, the Company had $7.8 million of revenue in backlog and expects $3.0 million to 5.0 million to be recognized during the remainder of 2023.
•	Strengthened industry collaborations with Dell Technologies and NVIDIA to support AI development and achieve significant increases in performance at near “real-time” reporting.

Second Quarter 2023 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and TrueVue360, Inc.

Total revenue for Q2 2023 decreased 51% to $1.77 million compared to $3.62 million in the second quarter of 2022 (“Q2 2022”). Total revenue for Q2 2023 represents an aggregate of approximately $870,000 of technology systems revenue and approximately $900,000 in recurring services and consulting revenue. The decrease in total revenue was driven by the delays in production and manufacturing of two high-speed Rail Inspection Portals for a passenger transit client, which are recorded in technology systems. Growth of the services portion of revenues was driven by the successful completion and implementation of artificial intelligence detections and represents services and support for those detections.

Cost of revenues for Q2 2023 decreased 35% to $1.53 million compared to $2.33 million for Q2 2022. The decline in cost of revenues was mainly attributable to the Company bearing the costs of procuring and allocating material for two high-speed RIPs for a transit customer in Q2 2022 without a related spend in Q2 2023. The marginal increase in cost of revenues on services and consulting was attributable to higher labor costs as well as costs associated with new portals coming online during early 2023, as opposed to the corresponding period in 2022.

Gross margin for Q2 2023 decreased 81% to $241,000 compared to $1.28 million for Q2 2022. The decrease in gross margin was driven by the timing of business activity in Q2 2023 related to the manufacturing and delivery of two high-speed, transit-focused RIPs for one customer.

Operating expenses for Q2 2023 increased 27% to $3.39 million compared to $2.68 million for Q2 2022. Sales and marketing costs saw only marginal decreases, while research and development expenses increased slightly. The largest increase was observed in general and administration costs, which can be primarily attributed to the timing of the Company's awarding of discretionary performance compensation that took effect in April 2023 compared to similar charges occurring during the third quarter of 2022. Overall, the Company continues to focus on maintaining operating expenses while meeting the increased needs of its customers.

Net operating loss for Q2 2023 totaled $3.15 million compared to net operating loss of $1.39 million for Q2 2022. The increase in loss from operations was primarily the result of lower revenues recorded in the second quarter as a consequence of the delays previously noted, offset by continued increases in services and consulting revenue.

Net loss for Q2 2023 totaled $2.99 million compared to net loss of $1.34 million for Q2 2022. The increase in net loss was mostly attributable to the decrease in revenues as previously noted above along with timing to operating expenses year-over-year, partially offset by the sale of a legacy business recognized in Other Income.

Cash and cash equivalents at June 30, 2023 totaled $2.45 million compared to $1.12 million at December 31, 2022. As of quarter end, the Company had an additional $287,000 in receivables. Duos also held $1.54 million in inventory as of June 30, 2023, consisting primarily of long-lead items for future RIP installations.

Subsequent to the quarter end, the Company raised gross proceeds of $5 million from the sale of Series F Convertible Preferred Stock in August 2023 via a private transaction with the Company’s largest shareholder at the market price equivalent of $6.20. As a result of this transaction, the Company currently has approximately $6.0 million in cash and cash equivalents.

Six Month 2023 Financial Results

Total revenue decreased 13% to $4.41 million from $5.06 million in the same period last year. Total revenue for the first six months of 2023 represents an aggregate of approximately $2.70 million of technology systems revenue and approximately $1.72 million in recurring services and consulting revenue. An increase in recurring revenues by 15% was offset by the decrease in technology systems revenue. Total revenue was impacted by delays in the delivery of two high-speed RIPs for a passenger transit client. Growth of the services portion of revenues was driven by the successful completion and implementation of artificial intelligence detections and represents services and support for those detections.

Cost of revenues increased 2% to $3.64 million from $3.55 million in the same period last year. The increase in cost of revenues was a result of timing of project work ongoing for the Company.

Gross margin decreased 48% to $779,000 from $1.50 million in the same period last year. The decrease in gross margin was driven by the timing of business activity in Q2 2023 related to the manufacturing of two high-speed, transit-focused RIPs for one customer.

Operating expenses increased 10% to $6.07 million from $5.54 million in the same period last year. The Company maintained its costs for sales, marketing, and research and development at a consistent level, while observing a slight rise in general and administrative costs. This increase in G&A costs can be primarily attributed to the timing of performance-based compensation awarded in the second quarter of 2023 compared to the same period in 2022.

Net operating loss totaled $5.30 million compared to net operating loss of $4.04 million in the same period last year. The increase in loss from operations was primarily the result of lower revenues recorded in the second quarter as a consequence of the delays previously noted, offset by continued increases in services and consulting revenue.

Net loss totaled $5.13 million compared to a net loss of $3.99 million in the same period last year. The increase in net loss was mostly attributable to the decrease in revenues as previously noted above along with growing expenses, partially offset by the sale of a legacy business recognized in Other Income.

Financial Outlook

At the end of the second quarter, the Company’s contracts in backlog represented approximately $7.8 million in revenue, of which approximately $3.0 million to 5.0 million is expected to be recognized during the remainder of 2023. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues spanning into fiscal 2024.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2023 as well as the planned expansion of the Company’s subscription business model and other contributing factors, Duos is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2023. The Company expects total revenue for 2023 to range between $20.0 million and $21.0 million, representing an increase of 33% to 40% compared to 2022.

Duos expects its improvement in operating results to be reflected over the course of the full year in 2023. As a result of timing and other factors, the Company expects revenues in the third quarter of 2023 to moderately increase compared to the second quarter of 2023 before ramping up more significantly in the fourth quarter and into 2024.

Management Commentary

“During the second quarter, we continued to drive incremental progress as we make the ongoing transition from a predominantly project-based, CAPEX-only model to a hybrid, subscription-first business,” said Duos Chief Executive Officer Chuck Ferry. “Over the last twelve months, we’ve generated approximately $14.4 million in revenue with the recurring component continuing to reliably increase over that time. Our ability to generate improved revenue during this span supports our longer-term outlook while the steady, recurring revenue performance validates our decision to invest in dual income streams. Additionally, as a result of recent transactions and continued, diligent cost management, we have ample liquidity to execute on our near-term goals.

“On the technology side, we are continuing to make major improvements in our AI capabilities. As of today, we have expanded the number of AI use cases in our catalogue to 40 in total with several recent and upcoming releases focused specifically on the passenger rail segment in response to customer demand. Through our strategic partnerships with Dell Technologies and NVIDIA, we’ve been able to operate at ever-greater computing density, enabling us to deliver near-real-time responses to mission critical areas and yet maintain a smaller server footprint.

“While we continue to navigate temporary project-related delays, interest in our solutions from the rail industry has never been greater. Between pending government legislation, skyrocketing interest in all kinds of AI applications, and the commercial demand we’re seeing as a result, we believe we are entering a unique inflection point with the right technology at the right time. Duos remains in its strongest-ever position, and we look forward to capitalizing on the opportunities ahead.”

Conference Call

The Company’s management will host a conference call today, August 14, 2023, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Monday, August 14, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13740403

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gateway-grp.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

REVENUES:
Technology systems	$870,494	$2,780,045	$2,698,258	$3,563,314
Services and consulting	899,565	837,097	1,716,089	1,493,144

Total Revenues	1,770,059	3,617,142	4,414,347	5,056,458

COST OF REVENUES:
Technology systems	1,072,106	1,974,302	2,839,315	2,839,790
Services and consulting	456,616	360,226	796,523	711,988

Total Cost of Revenues	1,528,722	2,334,528	3,635,838	3,551,778

GROSS MARGIN	241,337	1,282,614	778,509	1,504,680

OPERATING EXPENSES:
Sales and marketing	301,077	375,986	608,654	659,880
Research and development	537,801	530,339	942,686	967,056
General and Administration	2,550,709	1,770,764	4,522,217	3,913,837

Total Operating Expenses	3,389,587	2,677,089	6,073,557	5,540,773

LOSS FROM OPERATIONS	(3,148,250)	(1,394,475)	(5,295,048)	(4,036,093)

OTHER INCOME (EXPENSES):
Interest expense	(3,230)	(2,706)	(4,410)	(5,886)
Other income, net	162,080	54,509	166,375	54,691

Total Other Income (Expenses)	158,850	51,803	161,965	48,805

NET LOSS	(2,989,400)	(1,342,672)	$(5,133,083)	$(3,987,288)

Basic and Diluted Net Loss Per Share	(0.42)	(0.22)	$(0.72)	$(0.70)

Weighted Average Shares-Basic and Diluted	7,169,340	6,096,541	7,163,142	5,727,133

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,452,248	$1,121,092
Accounts receivable, net	286,871	3,418,263
Contract assets	1,006,791	425,722
Inventory	1,544,755	1,428,360
Prepaid expenses and other current assets	496,545	441,320

Total Current Assets	5,787,210	6,834,757

Property and equipment, net	609,941	629,490
Operating lease right of use asset	4,534,593	4,689,931
Security deposit	550,000	600,000
Convertible note receivable, net	150,625	—
Patents and trademarks, net	92,603	69,733
Software development costs, net	579,655	265,208

TOTAL ASSETS	$12,304,627	$13,089,119

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$760,029	$2,290,390
Notes payable - financing agreements	259,062	74,575
Accrued expenses	302,108	453,023
Equipment financing payable-current portion	—	22,851
Operating lease obligations-current portion	769,563	696,869
Contract liabilities	2,439,640	957,997

Total Current Liabilities	4,530,402	4,495,705

Operating lease obligations, less current portion	4,389,690	4,542,943

Total Liabilities	8,920,092	9,038,648

Commitments and Contingencies (Note 4)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,446,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at June 30, 2023 and December 31, 2022, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at June 30, 2023 and December 31, 2022, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at June 30, 2023 and December 31, 2022, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 1,299 issued and outstanding at June 30, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 4,000 and 0 issued and outstanding at June 30, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	4	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,240,545 and 7,156,876 shares issued, 7,239,221 and 7,155,552 shares outstanding at June 30, 2023 and December 31, 2022, respectively	7,240	7,156
Additional paid-in-capital	61,029,659	56,562,600
Accumulated deficit	(57,494,917)	(52,361,834)
Sub-total	3,541,987	4,207,923
Less: Treasury stock (1,324 shares of common stock at June 30, 2023 and December 31, 2022)	(157,452)	(157,452)
Total Stockholders' Equity	3,384,535	4,050,471

Total Liabilities and Stockholders' Equity	$12,304,627	$13,089,119

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30
	2023	2022

Cash from operating activities:
Net loss	$(5,133,083)	$(3,987,288)
Depreciation and amortization	230,592	145,627
Stock based compensation	302,743	438,809
Stock issued for services	65,000	80,000
Amortization of operating lease right of use asset	155,338	158,547
Changes in assets and liabilities:
Accounts receivable	3,131,392	1,458,592
Note receivable	(150,625)	—
Contract assets	(581,069)	(698,923)
Inventory	(116,393)	(481,880)
Security deposit	50,000	—
Prepaid expenses and other current assets	403,225	(218,198)
Accounts payable	(1,530,361)	268,425
Accrued expenses	(150,914)	(108,550)
Operating lease obligation	(80,559)	46,485
Contract liabilities	1,481,643	3,186,138

Net cash (used in) provided by operating activities	(1,923,071)	287,784

Cash flows from investing activities:
Purchase of patents/trademarks	(28,720)	(13,660)
Purchase of software development	(360,437)	(15,000)
Purchase of fixed assets	(159,203)	(140,549)

Net cash used in investing activities	(548,360)	(169,209)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(273,965)	(213,404)
Repayment of finance lease	(22,851)	(48,812)
Proceeds from common stock issued	—	6,095,000
Issuance cost	(17,645)	(576,650)
Proceeds from shares issued under Employee Stock Purchase Plan	117,048	—
Proceeds from preferred stock issued	4,000,000	—

Net cash provided by financing activities	3,802,587	5,256,134

Net increase in cash	1,331,156	5,374,709
Cash, beginning of period	1,121,092	893,720
Cash, end of period	$2,452,248	$6,268,429

Supplemental Disclosure of Cash Flow Information:
Interest paid	$4,410	$5,984
Taxes paid	$—	$1,264

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$458,452	$327,586